EXHIBIT 10.11

ASSET ASSIGNMENT AND PURCHASE AGREEMENT

THIS ASSET ASSIGNMENT AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of February, 2018 (the “Signing Date”) by and between Avid Bioservices, Inc., formerly known as Peregrine Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware, having its principal place of business at 2642 Michelle Drive, Tustin, California 92780 (“Seller”), and Oncologie, Inc., a corporation organized under the laws of the State of Delaware, with a mailing address of Post Office Box 650022 West Newton, Massachusetts 02465 (“Buyer”). Seller and Buyer are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller has been granted licenses to certain patent rights relating to certain technologies by the Board of Regents of the University of Texas System (“Licensor”), on behalf of the University of Texas Southwestern Medical Center at Dallas; and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to assign and sell to Purchaser, in accordance with the terms and subject to the conditions set forth in this Agreement, all of Seller’s right, title and interest in and to (i) certain licenses that have been granted to Seller by Licensor and (ii) certain assets primarily used in commercializing the Technologies that are the subject of such licenses;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

“1N11” has the meaning set forth in Section 2.3(j).

“AAA” has the meaning set forth in Section 10.2(a).

“Affiliate” means, with respect to a subject entity, another entity that, directly or indirectly, controls, is controlled by, or is under common control with such subject entity, for so long as such control exists. For purposes of this definition only, “control” means ownership, directly or indirectly, of at least 50% of the equity securities of the entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority, or in the case of a partnership, the status of the general partner), or, if not meeting the preceding, the maximum voting right that may be held under the laws of the country where such entity exists, or any other arrangement whereby an entity controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity.

“Allocation Firm” has the meaning set forth in Section 3.4.

“Allocation Schedule” has the meaning set forth in Section 3.4.

“Ancillary License Agreements” has the meaning set forth in 2.1(h).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Basket Amount” has the meaning set forth in Section 8.5(a)(i).

“Betabody Technology” means (a) the Betabody® patent rights set forth on Schedule 2.2(b) and transferred to Buyer pursuant to Section 2.2(b) and (b) the Betabody Cell Lines transferred to Buyer pursuant to Section 2.3(f).

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“Books and Records” has the meaning set forth in Section 7.3.

“Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required to close.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Claim Information” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” has the meaning set forth in Section 5.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Therapy” has the meaning set forth in the definition of “Product.”

“Competing Products” means antibodies to phosyphatidylserine or Beta2glycoprotein1 intended for research or clinical development.

“Confidential Information” has the meaning set forth in Section 9.1.

“Development Data” means reports of pre-clinical and clinical studies, and all other documentation containing or embodying any non-clinical data, clinical data or CMC data, pharmacovigilance data, results and analysis relating to the development activities of any Products under the UTSW License Agreements, including but not limited to, registration dossiers and other Regulatory Documentation. Development Data shall include any data and reports generated by Seller and Licensor under any of the UTSW License Agreements.

“Diligent Efforts” means a good faith and sustained application by Buyer of timely diligent efforts (including the application of sufficient financial, staffing and material resources) and the exercise of prudent business and scientific judgment, all at least consistent with high industry standards that a similar biotechnology company devotes to development and commercialization of products with similar scientific and commercial potential, including: (i) promptly assigning responsibility for such obligation to specific employees who are held accountable for progress and monitoring such progress on an ongoing basis; (ii) setting and consistently seeking to achieve specific, meaningful and measurable objectives for carrying out such obligations; and (iii) making and implementing decisions and allocating resources designed to advance progress with respect to such objectives.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Final Allocation Schedule” has the meaning set forth in Section 3.4.

“First Installment Payment” has the meaning set forth in Section 3.1(a)(i).

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“General Representations” means the representations and warranties of Seller set forth in Section 6.1(e) and (f) and Section 6.2.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

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“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“License Agreements” has the meaning set forth in Section 2.1.

“Licensor” has the meaning set forth in the Recitals.

“Losses” has the meaning set forth in Section 8.2.

“Milestone” has the meaning set forth in Section 3.1(b).

“Milestone Payment” has the meaning set forth in Section 3.1(b).

“MSA” has the meaning set forth in Section 3.3.

“Net Sales” means, on a Product-by-Product basis, the aggregate gross invoice price of Buyer or its Affiliates for the marketing and sale of a Product, less the following to the extent actually allowed or expressly allocated to such Product:

(a)          rebates, credits and cash, trade and quantity discounts, actually taken;

(b)          excise taxes, sales, use, value added, and other consumption taxes and other compulsory payments to Governmental Authorities, actually paid;

(c)          the cost of shipping packages and packing, if billed separately;

(d)          insurance costs and outbound transportation charges prepaid or allowed;

(e)          import or export duties and tariffs actually paid; and

(f)           amounts allowed or credited due to returns.

If a Product is invoiced for a discounted price substantially lower than customary in the trade, Net Sales shall be based on the customary amount received for such Product; provided that the foregoing shall not apply in the case of shipments made by Buyer or its Affiliates to third parties at no or low cost in connection with compassionate use or sales or indigent programs, for which no amount shall be due to Seller.

Notwithstanding the foregoing, if a Product is sold as a Combination Therapy, Net Sales shall be calculated by multiplying the Net Sales of the Combination Therapy by the fraction A/(A+B), where A is the gross invoice price of the Product if sold separately in any country or territory and B is the gross invoice price of the other approved or additional therapies included in the Combination Therapy if sold separately in such country or territory. If no such separate sales are made by Buyer or its Affiliates in a country or territory, Net Sales of the Combination Therapy shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Therapy, which shall be based upon the respective cost of goods sold of the active components of such Combination Therapy.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Phase II Sublicensing Revenue” means any amounts (including any up-front fees, royalties, milestone payments, and annual maintenance payments), received by Buyer or any of its Affiliates from the grant to any Sublicensee by Buyer or its Affiliates of any right(s) under any UTSW License Agreement prior to a Phase II/III or Phase III clinical trial of any right, asset or Product sublicensed under such License Agreement.

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“Phase III Sublicensing Revenue” means any amounts (including any up-front fees, royalties, milestone payments, and annual maintenance payments), received by Buyer or any of its Affiliates from (a) the grant to any Sublicensee by Buyer or its Affiliates of any right(s) under any UTSW License Agreement or (b) any right, asset or Product sublicensed under such License Agreement, during or after (i) a Phase III clinical trial, (ii) a trial initiated as an earlier phase trial but resulting in a registration trial, or (iii) any trial designed from the outset to result in registration of a Product.

“Product” means a therapeutic or diagnostic product or treatment regimen utilizing (a) the Seller Therapy as a monotherapy, (b) the Seller Therapy in a treatment for human patients comprised of concurrent or sequential administration of the Seller Therapy and one or more of the following approved or additional therapies (any such Product, a “Combination Therapy”): chemotherapies, radiation, cytokines, vaccines, antibodies, immunotherapies, and/or other pharmaceutical or biological agents, or (c) the Betabody Technology in or as a diagnostic.

“Quarterly Report” has the meaning set forth in Section 4.1.

“Regulatory Approval” means, with respect to a country or regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the development, manufacture, use, storage, import, transport and commercialization of a Product in such country or regulatory jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or regulatory jurisdiction, (b) marketing authorizations in such country or regulatory jurisdiction (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the development, manufacturing, commercialization or use of Products under the UTSW License Agreements.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, including all Regulatory Approvals, all correspondence submitted to or received from Regulatory Authorities and all supporting documents and all clinical studies and tests, relating to Products under the UTSW License Agreements and all data contained in any of the foregoing, including all investigational new drug applications, drug approval applications, regulatory drug lists, advertising and promotion documents, clinical data, adverse event files and complaint files.

“Revenue Share Payment Date” means the 45th day following the end of the calendar quarter for which a Revenue Share Payment is due hereunder.

“Royalty Payment” has the meaning set forth in Section 3.1(c).

“Royalty Payment Date” means the 45th day following the end of the calendar quarter for which a Royalty Payment is due hereunder.

“Second Installment Payment” has the meaning set forth in Section 3.1(a)(ii).

“Seller Consideration” means the aggregate amount of the First Installment Payment, the Second Installment Payment, the Third Installment Payment, and Milestone Payments, Royalty Payments and Sublicensing Revenue Share Payments actually received by Seller hereunder.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Therapy” means Seller’s proprietary bavituximab antibody therapy and Seller’s fully human PS-targeting antibodies.

“Sublicensee” means any third party to whom Buyer or any of its Affiliates grants a sublicense under any License Agreement.

“Sublicensing Revenue Share Payment” has the meaning set forth in Section 3.2.

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“Tax” means all taxes of any kind imposed by federal, state, local or foreign Government Authority, including those on, or measured by or referred to as, income, gross receipts, financial operation, sales, use, value added, franchise, profits, license, excise, stamp premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

“Technology Transfer Period” has the meaning set forth in Section 7.1(a).

“Third Installment Payment” has the meaning set forth in Section 3.1(a)(iii).

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Third Party Service Providers” has the meaning set forth in Section 7.7(a).

“Transferred Assets” has the meaning set forth in Section 2.3.

“Transition Services” has the meaning set forth in Section 7.7(a).

“UTSW License Agreements” has the meaning set forth in Section 2.1(d).

“Valid Claim” shall mean shall mean an unexpired claim in (a) an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for appeal, and which has not been disclaimed, donated to the public or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, (b) an issued and unexpired supplementary protection certificate or equivalent instrument, or (c) a pending patent application which was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing or the application, in each case within the patents under the UTSW License Agreements.

ARTICLE II

ASSIGNMENT AND SALE

2.1. Assignment of License Agreements. Upon the terms and subject to the conditions of this Agreement, Seller hereby sells, assigns, conveys and delivers to Buyer all of Seller’s rights, title and interest in, to and under, delegates and assigns its obligations, duties and liabilities under, the following agreements (collectively, the “License Agreements”):

(a)          that certain Exclusive Patent License Agreement between Seller and The University of Texas System, effective August 1, 2001 (UTSW Reference No. L0549), as amended (the “2001 UTSW License Agreement”);

(b)          that certain Coagulation Patent License Agreement between University of Texas System and Techniclone Corporation, effective October 8, 1998, as amended by Amendment No. 1, entered into as of January 1, 2000, as amended (the “1998 UTSW License Agreement”);

(c)          that certain Exclusive Patent License Agreement between University of Texas System and Peregrine Pharmaceuticals, Inc., effective August 18, 2005, as amended (the “2005 UTSW License Agreement”);

(d)          that certain Patent and Technology License Agreement between the University of Texas System and Peregrine Pharmaceuticals, Inc., effective March 1, 2015 (the “2015 UTSW License Agreement” and together with the 1998 UTSW License Agreement, the 2001 UTSW License Agreement, and the 2005 UTSW License Agreement, the “UTSW License Agreements”);

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(e)          that certain Research Collaboration Agreement between Aeres Biomedical Limited and Peregrine Pharmaceuticals, dated December 9, 2003, as amended (the “Aeres Agreement”);

(f)           that certain Commercial License Agreement, by and between Avanir Pharmaceuticals, Inc. and Peregrine Pharmaceuticals, Inc., effective December 1, 2003, as amended (the “Avanir License Agreement”);

(g)          that certain Non-Exclusive Cabilly Patent License Agreement by and between Genentech, Inc. and Peregrine Pharmaceuticals, Inc., effective November 5, 2003 (the “Genentech License Agreement”); and

(h)          that certain License Agreement between Lonza Biologics PLC and Peregrine Pharmaceuticals, Inc., effective March 1, 2005, as modified and amended (the “Lonza License” and together with the Aeres Agreement, the Avanir License Agreement and the Genentech License Agreement, the “Ancillary License Agreements”).

2.2       Assigned Patents and Trademarks. Seller hereby sells, assigns and transfers to Buyer Seller’s whole right, title and interest in and to the following:

(a)           the proprietary trade name for bavituximab, “Talceptrx” and all trademarks and regulatory filings therefor;

(b)          Seller’s interest in the patents jointly owned by Licensor and Seller listed on Schedule 2.2(b) attached hereto, as existing on the Closing Date;

(c)          the unpublished patent applications listed on Schedule 2.2(c) attached hereto, as existing on the Closing Date; and

(d)          the word marks “Betabody,” “Talrimza,” “Yuvizo,” and “Talon,” and all trademark and regulatory filings therefor.

This agreement to assign the foregoing patents and trademarks shall be made effective by execution of the assignment documents collectively attached hereto as Schedule 2.2.

2.3       Transferred Assets. Upon the terms and subject to the conditions of this Agreement, Seller hereby sells, assigns, conveys and delivers to Buyer all of Seller’s rights, title and interests in, to and under, the following assets rights and properties (collectively with the License Agreements, and Seller’s interest in the jointly owned patents, unpublished patent applications and trademarks referred to under Section 2.2, the “Transferred Assets”):

(a)          Seller’s entire inventory of bavituximab, as set forth on the drug product and supply inventory list attached hereto as Schedule 2.3(a);

(b)          to the extent in Seller’s possession or control, all cell banks (including master cell banks, research cell banks, and working cell banks) with respect to bavituximab, 3G4, 2aG4 and mch1N11, as set forth on the cell bank inventory list attached hereto as Schedule 2.3(b);

(c)          manufacturing instructions for bavituximab, in the form described in Section 5.2(d);

(d)          all Development Data, and preclinical, clinical data and all Regulatory Documentation under all UTSW License Agreements in Seller’s possession;

(e)          the US Adopted Names Council nonproprietary drug name “bavituximab”;

(f)           all of Seller’s right, title and interest in and to Seller’s inventory of those certain Betabody molecules and cell lines developed by Seller (the “Betabody Cell Lines”);

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(g)          proprietary assay for Beta2Glycoprotein1-Bavituximab Interaction;

(h)          know-how, including protocol(s) with respect to all quality release assays for the manufacture of bavituximab, to the extent owned by, or in the possession or control of Seller;

(i)           clinical trial biospecimens of interest, subject to and in accordance with Section 7.6, below;

(j)           that certain antibody known as 24MC1N11 or PGN635 or 1N11 (hereafter, “1N11”); and

(k)          that certain antibody known as 11.31, jointly owned by Seller and Affitech Research AS.

2.4       Acceptance of Assignment and Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer hereby:

(a)          accepts the foregoing sale, transfer, assignment, conveyance and delivery of all of Seller’s rights, title and interest in, to and under the Transferred Assets (including the License Agreements);

(b)          assumes and agrees to pay, perform and discharge fully as and when due, as a direct obligation to Licensor, all obligations, liabilities and conditions arising and imposed on Seller under the License Agreements;

(c)          agrees to be bound by and perform the License Agreements in accordance with each of their terms; and

(d)          assumes and agrees to satisfy, pay, perform and discharge when due, the following liabilities and obligations of Seller, of every kind and nature, whether accrued or fixed, known or unknown, express or implied, primary or secondary, direct or indirect, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date:

(i)                    those liabilities and obligations to be arising or accruing, after the Closing Date under the License Agreements; and

(ii)                    all liabilities and obligations arising out of, relating to or otherwise in respect of the ownership, operation or use of the Transferred Assets on or after, or in respect of periods following, the Closing Date.

The liabilities described in the foregoing clauses (b), (c) and (d)(i) and (ii) are collectively referred to herein as the “Assumed Liabilities.”

2.5       Excluded Liabilities. Notwithstanding Section 2.4, Buyer shall not assume or be obligated to satisfy, pay, perform or otherwise discharge any liability or obligation of Seller, of any kind or nature, whether accrued or fixed, known or unknown, express or implied, primary or secondary, direct or indirect, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Assumed Liabilities (all such liabilities and obligations not being assumed by Buyer, collectively, the “Excluded Liabilities”), and neither Buyer nor any of its Affiliates shall assume or be deemed to have assumed any Excluded Liabilities. Seller shall retain and be fully responsible for paying, performing and discharging when due any and all Excluded Liabilities, including, without limitation, any liability for Taxes to the extent attributable to the Transferred Assets for any taxable period ending on or prior to the Closing Date.

2.6       Consents to Certain Assignments.

(a)          Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which Seller is a party or by which it is bound, or in any way adversely affect the rights of Seller or, upon transfer, Buyer under such asset, permit, claim or right. Seller shall use its commercially reasonable efforts to obtain any consents or waivers required to assign to Buyer any Transferred Asset that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder. Buyer agrees that the Seller shall not have any liability to the Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom. Buyer further agrees that no representation, warranty or covenant of Seller herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or any circumstances resulting therefrom or (ii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any circumstances resulting therefrom.

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(b)          If any such consent is not obtained Seller shall cooperate with Buyer (at Buyer’s expense) in any lawful and commercially reasonable arrangement reasonably proposed by Buyer under which (i) the Buyer shall obtain (without infringing upon the legal rights of such third party or violating any applicable Law) the economic claims, rights and benefits (net of the amount of any related tax costs imposed on Seller or any of its Affiliates) under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement and (ii) Buyer shall assume any related economic burden (including the amount of any related tax costs imposed on the Seller or any of its Affiliates) with respect to the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement.

ARTICLE III

PAYMENTS; ALLOCATION

3.1       Payments. As total consideration for the sale, transfer, assignment, conveyance and delivery of the License Agreements and the Transferred Assets, Buyer is assuming the Assumed Liabilities and shall make the following payments:

(a)          Cash payments to Seller, by wire transfer of immediately available funds, in the following amounts and at the following times:

(i)                   $3 million, within thirty (30) calendar days after the Closing Date (the “First Installment Payment”);

(ii)                  $3 million, within fourteen (14) calendar days after the expiration of the Technology Transfer Period (the “Second Installment Payment”); and

(iii)                 $2 million within one hundred ninety-four calendar days after the Closing Date (the “Third Installment Payment”).

(b)          Milestone Payments. One-time payments upon the achievement of the milestones (each, a “Milestone” and collectively, the “Milestones”) described in this Section 3.1(b), by wire transfer of immediately available funds within thirty (30) calendar days after the achievement of each such Milestone (each, a “Milestone Payment” and collectively, the “Milestone Payments”):

(i)                  [*];

(ii)                 [*];

(iii)                [*];

(iv)                [*];

(v)                 [*];

(vi)                [*];

(vii)               [*];

(viii)              [*]; and

(ix)                 [*].

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[*]The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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(c)          Royalty Payments. On a Product-by-Product basis, royalty payments as described in this Section 3.1(c) (each, a “Royalty Payment” and collectively, the “Royalty Payments”) on a quarterly basis on each applicable Royalty Payment Date for each calendar quarter, as follows:

(i)                  an amount equal to [*]% of aggregate Net Sales (in all countries and territories) of up to $[*] of each Product;

(ii)                  an amount equal to [*]% of aggregate Net Sales (in all countries and territories) from $[*] to $[*] of each Product;

(iii)                  an amount equal to [*]% of aggregate Net Sales (in all countries and territories) from $[*] to $[*] of each Product;

(iv)                an amount equal to [*]% of aggregate Net Sales (in all countries and territories) from $[*] to $[*] for each Product; and

(v)                 an amount equal to [*]% of aggregate Net Sales (in all countries and territories) equal to or greater than $[*] for each Product.

3.2       Sublicensing Revenue Share. In the event Buyer sublicenses any of the UTSW License Agreements, or any right(s) thereunder to a third party, from the effective date of the sublicense agreement entered into between the Buyer and such third party, on a Product-by-Product basis, and country-by-country or territory-by-territory basis, as the case may be, Buyer’s payment obligations set forth in Sections 3.1(a) and 3.1(b), above, shall be waived and such payment obligations shall not apply to any Product developed, manufactured, used, sold or held out for sale by such Sublicensee in such country or territory, and for each such Product and with respect to each such applicable country or territory. In lieu of such Milestone and/or Royalty Payment, Buyer shall pay to Seller the following Sublicensing Revenue share percentage payments (each, a “Sublicensing Revenue Share Payment”) as follows:

(i)	An amount equal to (.30) multiplied by aggregate Phase II Sublicensing Revenue received by Buyer and its Affiliates (from or in all countries and territories) during the applicable quarter; or

(ii)	An amount equal to (.15) multiplied by aggregate Phase III Sublicensing Revenue received by Buyer and its Affiliates (from or in all countries and territories) during the applicable quarter.

Sublicensing Revenue Share Payments are payable on a quarterly basis on each applicable Revenue Share Payment Date for each calendar quarter.

By way of illustration, but non-binding limitation, if Buyer sublicenses to a third party drug development company the right to develop, manufacture, use, import, sell or offer for sale bavituximab in a combination therapy (a Product, as defined) in the country of Spain, then Buyer shall not be obligated to or responsible to pay (a) Milestone Payments to Seller for any milestones achieved by Buyer’s Sublicensee in Spain for such Product, or (b) Royalty Payments on any Net Sales made by Buyer’s Sublicensee in Spain for such Product. Rather, for such Product developed and/or sold in Spain, Buyer shall owe to Seller the applicable percentage of Sublicensing Revenue Share received from Seller’s sublicensee in Spain, in accordance with the foregoing. In all other countries and territories, Buyer would remain obligated and liable to Seller for Milestone and Royalty payments pursuant to and in accordance with Sections 3.1(b) and (c).

3.3       Manufacturing Agreement. Immediately after the execution of this Agreement, the parties shall commence negotiation in good faith of terms and conditions with respect to a Manufacturing and Clinical Supply Master Services Agreement (the “MSA”), for the manufacture of bavituximab, in form reasonably satisfactory to Seller, and the parties agree to diligently work in good faith to execute such MSA within 90 days after the Closing Date, and in any event prior to the expiration of the Technology Transfer Period.

3.4       Allocation. Within 20 days after the Closing Date, Buyer shall provide to Seller a schedule (the “Allocation Schedule”) allocating the purchase price (as reasonably determined by Buyer) for the Transferred Assets among the Transferred Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code. If Seller does not provide notice of disagreement to Buyer within 15 days of receiving the Allocation Schedule, the Allocation Schedule shall be binding as the final Allocation Schedule (the “Final Allocation Schedule”). If Seller provides notice of disagreement to Buyer within such 30-day period, Seller and Buyer shall discuss in good faith Seller’s disagreement and, if Seller and Buyer resolve such disagreement within 15 days (or longer prior as agreed between the parties) of Seller receiving the Allocation Schedule, the Allocation Schedule shall be revised to reflect such resolution and as so revised shall be the Final Allocation Schedule. The Parties agree (and agree to cause each of their respective Affiliates) to utilize the allocation set forth in the Final Allocation Schedule for all tax purposes, including the filing of all tax returns and in the course of all tax-related proceedings, unless otherwise required by applicable Law pursuant to a final determination in connection therewith. If Seller and Buyer are unable to resolve such disagreements within such 15 days (or longer period as agreed between the parties), then the parties shall submit any remaining disagreed items to an internationally recognized, independent accounting or valuation firm reasonably acceptable to both parties (the “Allocation Firm”). The Allocation Firm shall be requested to render a determination with respect to such remaining disagreed items within 15 days after referral of the matter to such Allocation Firm, which determination shall be in writing and set forth, in reasonable detail, the basis therefor. The Allocation Schedule, as modified by the determination of the Allocation Firm, shall be the Final Allocation Schedule. Any fees payable to the Allocation Firm shall be borne equally by Buyer and Seller.

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[*]The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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ARTICLE IV

PAYMENTS, REPORTS AND AUDIT

4.1.       Reports and Payments. After the first commercial sale of a Product by Buyer or any of its Affiliates, or any Sublicensees, Buyer shall make quarterly written reports (each, a “Quarterly Report”) to Seller within 30 days after the end of each calendar quarter, stating in each such report with respect to such calendar quarter and on a Product-by-Product and country-by-country basis: (a) the number of Products manufactured and sold, segregating Buyer’s and its Affiliates’ sales and sales by Sublicensees; (b) gross amounts billed for Products sold, segregating Buyer’s and its Affiliates’ sales and sales by Sublicensees; (c) deductions applicable to the calculation of Net Sales; (d) the royalties paid by any Sublicensee to Buyer on the Net Sales of such Sublicensee; (e) the total amount due to Seller in Royalty Payments; and (f) the total amount due to Seller with respect to Sublicensing Revenue Share Payments.

4.2.       Inspection of Books and Records; Audit. Buyer shall maintain accurate books and records that enable Seller to calculate Royalty Payments and Revenue Share Payments, and to determine whether each Milestone has been achieved. Buyer shall retain the books and records for each calendar quarter for four years after the submission of the corresponding Quarterly Report pursuant to Section 4.1 hereof. Upon 30 days’ prior notice to Buyer, Seller or its designee shall be permitted access to the books and records of Buyer to conduct a review or audit once per calendar year for the sole purpose of determining the accuracy of the Quarterly Reports, whether any Milestone has occurred, and whether Buyer has complied with this Agreement. Seller’s failure to exercise its audit right in a given year shall not be considered a waiver of any right to object to or dispute the amount of any Royalty Payment or Revenue Share Payment, or the occurrence of a Milestone. Any such review or audit shall be at Seller’s expense, except that, if the audit results show that for any calendar quarter there has been an underpayment by Buyer of more than 5% of the aggregate amount of payments actually due to Seller hereunder, then Buyer will pay for the reasonable audit expenses incurred by Seller. In all cases, Buyer shall pay to Seller any such underpaid amounts promptly and with interest on the sum outstanding at a rate per annum equal to the prime rate as quoted in the Wall Street Journal, New York edition, on the day such payment is due, plus a premium of 2% calculated on the basis of a 365 day year, the interest period commencing on the due date ending on the payment date. Interest shall be compounded and the interest rate shall be adjusted each month in arrears, such interest being also due and payable on the payment date.

4.3.       Taxes. All payments made to Seller shall be made free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim, or other dispute, and so far as is legally possible.

4.4.       Transfer Taxes. Buyer shall pay (a) all transfer and documentary taxes and fees imposed with respect to instruments of conveyance applicable to the transaction, and (b) all sales, excise and other transfer or similar taxes on the sale, transfer, assignment, conveyance and delivery of the Transferred Assets.

ARTICLE V

THE CLOSING

5.1       Closing Date. The consummation of the transactions contemplated by this Agreement (“Closing”) shall occur on the Signing Date. The Closing shall be deemed to have become effective as of 11:59 p.m. Pacific Standard Time, on the Signing Date, and such time and date are sometimes referred to herein as the “Closing Date.”

5.2       Seller’s Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a)           Subject to Section 2.6, written consents from each of the Licensors under the Ancillary License Agreements specified in Section 2.1, which require prior consent approving the assignment from Seller to Buyer of such Ancillary License Agreements from Seller to Buyer.

(b)           A current excerpt from Seller’s inventory management system regarding all of Seller’s inventory of bavituximab drug supply and/or drug product, and all master cell banks and working cell banks with respect to bavituximab, 3G4 and mch1N11, in Seller’s possession and control.

(c)           All Development Data and preclinical and clinical data and all Regulatory Documentation under all UTSW License Agreements in Seller’s possession.

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(d)           A full copy of an executed batch record for the manufacture of bavituximab, of a run date of Buyer’s choice, including a list of all quality release assays and release specifications.

(e)           The Assignment contemplated by Section 2.2(a), duly executed by an authorized officer of Seller, with respect to the assignment from Seller to Buyer the trademark “Talceptrx,” “Betabody,” “Talrimza,” “Yuvizo,” and “Talon.”

(f)           The Assignment contemplated by Section 2.2(b), duly executed by an authorized officer of Seller, with respect to Seller’s interests in the jointly owned patents listed on Schedule 2.2(b).

(g)          The Assignment contemplated by Section 2.2(c), duly executed by an authorized officer of Seller, with respect to the unpublished patent applications listed on Schedule 2.2(c).

(h)          A schedule of amounts of annuities due in 2018 for intellectual property and milestone payments due to all licensors (as maintained in Seller’s normal course of business) under the License Agreements listed in Section 2.1, a copy of which is attached hereto as Schedule 5.2(h).

ARTICLE VI

 REPRESENTATIONS AND WARRANTIES

6.1.       Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)           Such Party is a corporation duly formed, validly existing, and in good standing under the laws of the state or country of its incorporation.

(b)           Such Party has all necessary corporate power and authority to execute, deliver and perform under this Agreement, and to consummate the transactions contemplated hereby.

(c)           The execution, delivery and performance by such Party of this Agreement, and the consummation by such Party of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of such Party.

(d)           This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, is a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and to equitable principles.

(e)           There is no action, suit, investigation or proceeding pending or, to the knowledge of such Party, threatened against or affecting such Party before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or that could reasonably be expected to materially and adversely affect such Party’s ability to perform its obligations under this Agreement.

(f)            The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by such Party with, or the fulfillment of such Party of, the terms, conditions and provision hereof, do not and will not: (i) violate any provision of the charter or bylaws (or similar organizational documents) of such Party; (ii) violate or conflict with any law that is either applicable to, binding upon, or enforceable against such Party; or (iii) require the consent, approval, or authorization of, or the registration, recording, filing or qualification with, or notice to, or the taking of any other action in respect of, any Governmental Authority or any other Person.

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6.2.       Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer that:

(a)           To Seller’s reasonable belief, there are Valid Claims under each of the UTSW License Agreements as set forth in Section 2.1 above.

(b)           Seller has valid title to its interest in the patents and trademarks set forth in Section 2.2 above, and is free to dispose of its interest in the Transferred Assets and to transfer unencumbered title to its interest in the Transferred Assets.

6.3.       “AS IS” Sale. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI, BUYER ACKNOWLEDGES AND AGREES THAT THE LICENSE AGREEMENTS AND THE OTHER TRANSFERRED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS,” THAT BUYER IS RELYING ON ITS OWN EXAMINATION OF THE LICENSE AGREEMENTS AND THE OTHER TRANSFERRED ASSETS AND THAT SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE LICENSE AGREEMENTS AND THE OTHER TRANSFERRED ASSETS, INCLUDING THEIR SAFETY, EFFECTIVENESS OR COMMERCIAL VIABILITY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OF IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY LICENSE AGREEMENT OR OTHER TRANSFERRED ASSET OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

ARTICLE VII

ADDITIONAL COVENANTS

7.1.       Technology Transfer.

(a)           Within five (5) Business Days following receipt by Seller of the First Installment Payment, Seller will deliver to Buyer the information described on Schedule 7.1(a)(i) by making such information available in a virtual data room for ninety (90) days (such 90-day period, the “Technology Transfer Period”). Within ninety (90) days following the Closing Date, Seller will use commercially reasonable efforts to deliver to Buyer the information described on Schedule 7.1(a)(ii) by making such information available in a virtual data room. For the avoidance of doubt, Buyer shall have the right to print, make copies of, download and save the information described in this Section 7.1(a) for its further use.

(b)           All transfers of information under this Section 7.1 will be made in the form in which such information exists, without any obligation to convert information into a different format than that used by Seller.

7.2.       Diligent Efforts. Buyer commits to and will use “Diligent Efforts” to initiate a clinical trial utilizing or incorporating the Seller Therapy within [*] after the Closing Date, with a goal, but not the obligation, [*]. Buyer acknowledges and agrees that this provision is a material term of the Agreement, on which Seller relied and forms a part of the material inducement to Seller to enter into this Agreement. A breach of this provision by Buyer shall constitute a material breach of this Agreement, for which Seller will be entitled to all remedies available to Seller at law and/or equity, including rescission of this Agreement.

7.3.       Maintenance of and Access to Books and Records. Following the Closing Date, Buyer shall assume all legal responsibility for, and shall preserve and retain, any and all books and records included in or relating to the Transferred Assets, including all regulatory and clinical filings and records and all data related to that certain clinical trial conducted by Seller entitled “Phase III Study of Bavituximab Plus Docetaxel Versus Docetaxel Alone in Patients with Late-Stage Non-Squamous Non-Small-Cell Lung Cancer (“SUNRISE”) (collectively, “Books and Records”) for the greater of (a) seven (7) years or (b) such longer period as may be required by applicable Law. During normal business hours and upon reasonable notice, Buyer shall grant Seller and its representatives access to such Books and Records (with an opportunity to make copies). Buyer shall cooperate fully with Seller and its representatives with respect to providing necessary data and information and making available for inspection and copying all Books and Records at no expense to Seller or its representatives.

____________________

[*]The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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7.4. Seller’s Cooperation. With respect to the Transferred Assets listed in Section 2.2, Seller (i) shall fully cooperate with Buyer and Governmental Authorities, as necessary, in the registration of the change of applicant/owner from Seller to Buyer and shall give Buyer’s patent counsel power of attorney thereto, (ii) shall execute any assignment or other document necessary to evidence the transfer and assignment of the UTSW License Agreements, Seller’s interest in jointly owned patents, and patent applications to Buyer, and (iii) until the registration of the change of applicant/owner from Seller to Buyer has become effective, Seller shall coordinate any communication with relevant official bodies and other activities relating to the prosecution of the relevant patents and patent applications with Buyer reasonably in advance, and the Buyer will reimburse Seller for such costs directly related thereto.

7.5.       Access to Development Data. Following the Closing Date, and for ninety (90) days thereafter, Seller shall grant Buyer and Buyer’s representatives and consultants access to the Development Data (with an opportunity to make copies) during normal business hours and upon reasonable notice. Seller shall cooperate fully with Buyer and Buyer’s representatives and consultants with respect to providing necessary data and information and making available for inspection and copying all such Development Data at no expense to Buyer or its representatives or consultants.

7.6.       Clinical Trial Biospecimen List. Prior to the expiration of the Technology Transfer Period, Buyer shall deliver to Seller a list of all clinical trial biospecimens Buyer wishes Seller to retrieve or otherwise save from destruction by Seller’s third party biospecimen storage service providers.

7.7.       Transition Services.

(a)          During the Technology Transfer Period and subject to the terms and conditions of this Agreement, Seller shall provide and/or shall cause its third party service providers with respect to biospecimen and cell bank storage and biomanufacturing and production services, who have historically provided such services (collectively, “Third Party Service Providers”) to provide, to Buyer certain services to be identified and reasonably agreed between the Parties during the Technology Transfer Period (collectively, the “Transition Services”). The Parties shall negotiate in good faith the provision of the Transition Services, the terms and conditions of the Transition Services, and the fees and costs to be paid by Buyer pursuant to this Agreement for the Transition Services.

(b)          Notwithstanding the provision of any Transition Services hereunder, (i) Buyer shall have no charge, management or control of the Third Party Service Providers the Technology Transfer Period, nor shall this Agreement be deemed in any way to convey to or grant Buyer any third party beneficiary rights under any services or commercial contracts between Seller and any Third Party Service Provider, and, (ii) Buyer shall not have and shall not be deemed to have any control over or responsibility for the employees, consultants, or advisors of Seller or any Third Party Service Provider with respect to such Transition Services.

(c)          At the end of every calendar month during the Technology Transfer Period, Seller shall invoice Buyer for the costs incurred with respect to the Transition Services provided to or managed by Seller on behalf of Buyer by the Third Party Service Providers. Seller shall remit payment for such invoices within ten (10) Business Days after receipt thereof.

7.8.       Non-Competition. Without the express written consent of Buyer, neither Seller nor any of Seller’s successors or assigns, shall at any time during the period beginning on the Closing Date and ending 10 years thereafter, directly or indirectly, itself or on behalf of or in conjunction with any other Person, own, manage, control, participate or engage in the ownership, management or control of any business relating to, or engage in seeking regulatory approval for, the development, importation, marketing, commercialization, offering for sale or sale in any territory of any Competing Products. For avoidance of doubt, this provision does not apply to and hereby expressly excludes Seller’s development, manufacturing and fill-finish of Competing Products for Seller’s third-party clients, and nothing in this section or elsewhere in this Agreement shall preclude such activities or enterprise by, for or on behalf of Seller.

ARTICLE VIII

INDEMNIFICATION

8.1.       Survival of Representations, Warranties and Covenants.

(a)          The representations and warranties of Seller and Buyer shall survive for 12 months after the Closing Date; provided, that the representations and warranties of Seller and Buyer contained in Section 6.1(a), (b), (c) and (d) (collectively, the “Fundamental Representations”) shall survive for a period of four (4) years after the Closing Date.

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(b)          The covenants and agreements of Seller and Buyer contained herein shall survive for a period of 30 days after the date that performance of each such covenant or agreement was due.

(c)           The survival periods set forth in this Section 8.1 are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. Any claim for breach of any representation or warranty hereunder shall be deemed to have accrued as of the Closing Date. No claim for breach of any representation, warranty, covenant or agreement may be brought after the expiration of the survival periods set forth in this Section 8.1.

8.2.       Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless the Buyer, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any actual and reasonable out-of-pocket losses, liabilities, damages and expenses (hereinafter collectively, “Losses”) to the extent arising out of or resulting directly from:

(a)           any breach of any representation or warranty made by Seller contained in Article VI;

(b)           any breach of any covenant or agreement of Seller requiring performance by Seller after the Closing Date; and

(c)           any Excluded Liability.

8.3.       Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless the Seller, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting directly from:

(a)           any breach of any representation or warranty made by Buyer contained in Article VI;

(b)           any breach of any covenant or agreement of Buyer requiring performance by Buyer after the Closing Date; and

(c)           any Assumed Liability.

8.4       Indemnification Procedure.

(a)           In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)          The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

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(c)          In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 8.4(c) unless the notice and procedural provisions set forth herein shall have been satisfied prior thereto.

8.5       Limits on Indemnification.

(a)          Notwithstanding anything to the contrary contained in this Agreement:

(i)                    Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds $100,000 (the “Basket Amount”), in which case the Seller shall be liable only for the Losses in excess of the Basket Amount;

(ii)                    the maximum aggregate amount of indemnifiable Losses that may be recovered from Seller by Buyer Indemnified Parties pursuant to Section 8.2 shall not exceed the Seller Consideration;

(iii)                    the maximum aggregate amount of indemnifiable Losses that may be recovered from Seller by Buyer Indemnified Parties pursuant to Section 8.2(a) for any breach of any General Representation shall not exceed $400,000;

(iv)                    any indemnity provided hereunder shall be applied so as to avoid double counting and no Indemnified Party shall be entitled to obtain indemnification more than once for the same Losses pursuant to this Agreement or any other agreement, instrument or document contemplated hereby; and

(v)                    no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses; regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(b)          The amount of any and all Losses under this Article VIII shall be determined net of (i) the net present value of any Tax benefit reasonably anticipated to be realizable by any party seeking indemnification hereunder arising in connection with the accrual, incurrence or payment of any such Losses and (ii) any insurance, indemnity, reimbursement arrangement, contract or other recovery available to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (each, an “Alternative Recovery”). The Indemnified Party will seek full recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnifying Party.

8.6       Exclusive Remedy.

(a)           Except as specifically set forth in this Agreement, Buyer, on behalf of itself and the other Buyer Indemnified Parties, waives any rights and claims any Buyer Indemnified Party may have against Seller, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Business and/or the transactions contemplated by this Agreement. The rights and claims waived by the Buyer, on behalf of itself and the other Buyer Indemnified Parties, include, to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law, claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty. After the Closing Date, this Article VIII will provide the exclusive remedy against Seller for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.

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(b)           The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

8.7       No Right of Set-off. Buyer, for itself and for its Affiliates, successors and assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Buyer or any of its Affiliates, successors and assigns has or may have with respect to any payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

ARTICLE IX

CONFIDENTIALITY

9.1.       Confidentiality. Except as expressly provided in this Agreement, neither Party shall use for its own benefit or the benefit of any third party except in connection with the activities contemplated by this Agreement, or disclose to any third party, any confidential, proprietary, or trade secret information (the “Confidential Information”) received from the other Party hereto. The terms and conditions of this Section 9.1 shall continue until 10 years after the first commercial sale by any Buyer, any of its Affiliates or any Sublicensee of any Product; provided that (a) in the case of any Confidential Information that constitutes a “trade secret,” such obligations shall continue for the longer of such 10-year period or for so long as such trade secret Confidential Information remains a trade secret; and (b) in the case of Confidential Information that consists of financial data, such obligation shall continue only for two years from the time of disclosure of such financial data to the receiving Party.

9.2.       Permitted Disclosures. Notwithstanding Section 9.1, above, Confidential Information shall not include any of the following information that the receiving Party can demonstrate by competent evidence:

(a)           was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)           was generally available to the public or otherwise part of the public domain at the time of the disclosure to the receiving Party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)           was independently developed by the receiving Party, without use of, reference to or reliance upon any information or materials disclosed by the disclosing Party; or

(e)           was subsequently disclosed to the receiving Party by a Person other than the disclosing Party without breach of any legal obligation to the disclosing Party.

In addition, either Party may disclose Confidential Information of the other:

(f)            to such receiving Party’s and its Affiliates’ legal representatives, employees, consultants, and Sublicensees, to the extent such disclosure is reasonably necessary to exercise such receiving Party’s rights hereunder, and provided (i) such legal representatives and employees are informed of the confidential nature of the Confidential Information and the restrictions on disclosure and use contained herein and (ii) such consultants and Sublicensees have agreed in writing to obligations of confidentiality with respect to such Confidential Information no less stringent than those set forth herein; and

(g)           if Confidential Information is compelled to be disclosed by Law or order of a Governmental Authority (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange), provided that the Party compelled to make such disclosure (i) requests confidential treatment of such information, (ii) provides the other Party with sufficient advance notice of the compelled disclosure to provide adequate time to seek a protective order, and (iii) discloses only that Confidential Information necessary to comply with the requirement to disclose.

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The receiving Party shall be responsible for all breaches of this Agreement by the receiving Party’s and its Affiliates’ legal representatives, employees, consultants and Sublicensees.

9.3.       Press Release; Disclosure of Agreement. Neither Party shall make a public announcement of the execution of this Agreement without the prior written consent of the other Party. The text of any press release to be issued by either Party concerning this Agreement as well as the precise date and timing of the press release shall be agreed between the Parties in writing in advance, such agreement not to be unreasonably withheld or delayed. Notwithstanding the foregoing, this restriction shall not apply to announcements required by Law (including the Securities and Exchange Commission or any other national securities exchange), except that, in such event, the Parties shall coordinate to the extent possible with respect to the details of any such announcement.

9.4.       Publicity. Neither Party shall use the name of the other Party in connection with any written publicity, news release, or other announcement or statement relating to this Agreement or to the performance hereunder or the existence of an arrangement between the Parties without prior written approval from such Party.

ARTICLE X

ARBITRATION

10.1.       Procedure. The Parties shall make diligent and reasonable efforts to amicably settle all disputes, controversies or differences that may arise between the Parties hereto out of, in relation to, or in connection with this Agreement, including the performance or interpretation thereof. Upon the occurrence of a dispute between the Parties, including any breach of this Agreement or any obligation relating thereto, the matter shall be referred to the chief executive officers of Seller and Buyer, or their designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for a period of ten days, or such longer period of time to which the chief executive officers may agree. If such efforts do not result in a mutually satisfactory resolution, the dispute shall be finally settled by arbitration, held in New York, New York, USA.

10.2.       Choice of Arbitrators and Governing Procedural Rules.

(a)           Any arbitration conducted pursuant to this Article X shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of commencement of the arbitration, subject to the provisions of this Article X.

(b)           In its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the legal damages (money amount) claimed, if any, the remedy sought, otherwise specifying the issue to be resolved. The responding Party shall file its answering statement within 15 days after confirmation of the notice of filing of the demand is sent by the AAA.

(c)           The Parties shall use reasonable efforts to mutually agree upon one arbitrator; provided, however, that if the Parties have not done so within ten days after initiation of arbitration hereunder, or such longer period of time as the Parties have agreed to in writing, then there shall be three arbitrators as follows: (i) one neutral nominee of each of Seller and Buyer, each to be selected within twenty days after confirmation of the notice of filing of the demand is sent by the AAA, and (ii) one neutral nominee to serve as chairman and to be selected by the first two nominees within 15 days from the date that Seller’s and Buyer’s nominees are selected. If a Party fails to make the appointment of an arbitrator as provided in this Section 10.2(c), the AAA shall make the appointment. If the appointed arbitrators fail to appoint a chairperson within the time specified in this section and there is no agreed extension of time, the AAA may appoint the chairperson. Each arbitrator will by training, education, or experience have knowledge of the research, development and commercialization of biological pharmaceutical products in the United States.

(d)           The Parties shall use their commercially reasonable and good faith efforts to conduct all dispute resolution procedures under this Agreement to expeditiously, efficiently, and cost-effectively as possible. The arbitrator(s) shall determine what discovery will be permitted, based on the principle of limiting the cost and time that the Parties must expend on discovery; provided, that the arbitrator(s) shall permit such discovery as it (they) deem necessary to achieve an equitable resolution of the dispute.

(e)           The decision or award rendered by the arbitrator(s) shall be written, final, and non-appealable and may be entered in any court of competent jurisdiction.

(f)            The costs of any arbitration, including administrative fees and fees of the arbitrator(s) shall be shared equally by the Parties, and each Party shall bear the cost of its own counsel and expert fees; provided, that the arbitrator(s), in their discretion, will have the authority to award the prevailing Party reasonable attorneys’ fees and costs in amounts fixed by the arbitrator(s). The arbitrator(s) will have the authority to grant specific performance. The arbitrator(s) will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claims to such damages in contravention of this Agreement.

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(g)           Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict either Party at any time from seeking equitable relief to prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of laws. Each Party hereby submits itself for the purpose of this Agreement and, subject to Article XI, any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located in the Central District of California, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including venue) to the exercise of such jurisdiction over it by any such courts.

11.2.       Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners, or joint venturers of the other for any purpose as a result of this Agreement or the transactions contemplated hereby.

11.3.       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise (including, with respect to Buyer, through a direct or indirect change of control), by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void;.

11.4.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Seller:

Avid Bioservices, Inc.

2642 Michelle Drive, 2nd Floor

Tustin, California 92780

Attention: General Counsel

Email: [*]

with a copy to:

K&L Gates LLP

1 Park Plaza, 12th Floor

Irvine, California 92614

Attention: Michael A. Hedge

Email: michael.hedge@klgates.com

If to Buyer:

Oncologie, Inc.

Post Office Box 650022

West Newton, Massachusetts 02465

Attention: Chief Executive Officer

Email: [*]

with a copy to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: James E. Dawson, Esq.

Email: jdawson@nutter.com

____________________

[*]The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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In the event that either party’s notice information shall change following the date of this Agreement, such party shall notify the other party thereof and update such notice information within three Business Days.

11.5.       Further Assurances. At any time or from time to time on and after the date of this Agreement, each Party shall at the written request of the other Party (a) deliver to the other Party such records, data, or other documents consistent with the provisions of this Agreement, (b) execute and deliver or cause to be delivered all such consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for the other Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.6.       Severability. If any provision hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal, or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal, or unenforceable provisions and that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal, or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal, or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal, or unenforceable provisions.

11.7.       Waiver. The failure of a Party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

11.8.       Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules hereto) sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior discussions, agreements, and writings relating thereto (including, but not limited to any prior confidentiality and non-disclosure agreements). This Agreement may not be altered, amended, or modified in any way except by a writing signed by both Parties.

11.9.       Equitable Relief. Each Party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other Party.

11.10.       Interpretation. Except as otherwise explicitly specified to the contrary (a) reference to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case, as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) words of any gender include each other gender, (f) “or” is disjunctive but not necessarily exclusive, (g) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified, and (i) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

11.11       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article VII, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

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11.12       Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13.       Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Assignment and Purchase Agreement to be executed by their respective duly authorized representatives.

AVID BIOSERVICES, INC. By: /s/ Roger Lias, Ph.D. Name: Roger Lias, Ph.D. Title: Chief Executive Officer	ONCOLOGIE, INC. By: /s/ Laura Benjamin, Ph.D. Name: Laura Benjamin, Ph.D. Title: Chief Executive Officer

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APPENDIX OF SCHEDULES

Schedule 2.2	Assignment Forms
Schedule 2.2(b)	Patents Jointly Owned by Seller
Schedule 2.2(c)	Unpublished Patent Applications
Schedule 2.3(a)	Bavituximab Drug Product and Supply Inventory
Schedule 2.3(b)	Cell Bank Inventory
Schedule 5.2(h)	Schedule of Annuities and Annual License Fees Due in 2018
Schedule 7.1(a)	Description of Information to be Transferred During Technology Transfer Period

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Schedule 2.2(b)

Jointly Owned Patents

Betabody® Patent Rights

Jointly Owned by UT and Peregrine

U.S. Provisional Patent Application Number 60/646,333, filed January 24, 2005, now lapsed, entitled “Constructs Binding to Phosphatidylserine and Related Phospholipids and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 PZ1 US; Peregrine File Reference 4001.003290);

U.S. Patent Number 8,956,616, issued February 17, 2015, based on Application Number 11/339,392, filed January 24, 2006, entitled “Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 US-1; Peregrine File Reference 4001.003200);

U.S. Patent Application Number 14/611,634, filed February 02, 2015, now abandoned, entitled “Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment and Imaging” (UT SOUTHWESTERN File Reference UTSD:1784-1 US DIV; Peregrine File Reference 4001.003282);

U.S. Patent Application Number 15/207,955 filed July 12, 2016, now abandoned, entitled “Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment and Imaging” (UT SOUTHWESTERN File Reference UTSD:1784-1 US DIV CON; Peregrine File Reference 4001.003283);

International Patent Application Number PCT/US2006/002964, filed January 24, 2006, now lapsed, entitled “Fc-Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 WO; Peregrine File Reference 4001.003210);

Australian Patent Number 2006206187, issued June 23, 2011, entitled “Fc-Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 AU; Peregrine File Reference 4001.003201);

Canadian Patent Number 2,591,914, issued April 25, 2017, entitled “Fc-Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 CA; Peregrine File Reference 4001.003202);

Chinese Patent Application Number 200680007064.8, effective filing date January 24, 2006, now abandoned, entitled “Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 CN; Peregrine File Reference 4001.003212);

Chinese Patent Number ZL 201410301233.5, issued June 08, 2016, entitled “Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 CN DIV 1; Peregrine File Reference 4001.033212);

Hong Kong Patent Number 1198255, issued April 07, 2017, entitled “Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 HK; Peregrine File Reference 4001.033265);

Chinese Patent Application Number 201410333397.6, effective filing date January 24, 2006, now abandoned, entitled “Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 CN DIV 2; Peregrine File Reference 4001.333212);

Hong Kong Patent Application Number 15105389.1, effective filing date January 24, 2006, now abandoned, entitled “Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 HK DIV; Peregrine File Reference 4001.333265);

European Patent Number 1 853 631 B1, issued March 09, 2016, 2006, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 EP; Peregrine File Reference 4001.003203);

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EP-CH/LI, Swiss/Liechtenstein Patent No. EP 1 853 631 B1, issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 CH; Peregrine File Reference 4001.003211);

EP-DE, German Patent No. 602006048137.3 (EP 1 853 631 B1), issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 DE; Peregrine File Reference 4001.003214);

EP-DK, Danish Patent No. DK/EP 1 853 631 T3, issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 DK; Peregrine File Reference 4001.003215);

EP-ES, Spanish Patent No. ES 2 565 543 T3 (EP 1 853 631 B1), issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 ES: Peregrine File Reference 4001.003217);

EP-FI, Finnish Patent No. EP 1 853 631 B1, issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 FI; Peregrine File Reference 4001.003218);

EP-FR, French Patent No. EP 1 853 631 B1, issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 FR; Peregrine File Reference 4001.003219);

EP-GB, United Kingdom Patent No. EP 1 853 631 B1, issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 GB; Peregrine File Reference 4001.003204);

EP-IE, Irish Patent No. EP 1 853 631 B1, issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 IE; Peregrine File Reference 4001.003270);

EP-IS, Icelandic Patent No. EP 1 853 631 B1, issued March 09, 2016, to lapse on February 01, 2018, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 IS; Peregrine File Reference 4001.003213);

EP-IT, Italian Patent No. EP 1 853 631 B1, issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 IT; Peregrine File Reference 4001.003225);

EP-LT, Lithuanian Patent No. EP 1 853 631 B1, issued March 09, 2016, to lapse on January 26, 2018, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 LT; Peregrine File Reference 4001.003253);

EP-LU, Luxembourg Patent No. EP 1 853 631 B1, issued March 09, 2016, to lapse on February 01, 2018, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 LU; Peregrine File Reference 4001.003231);

EP-LV, Latvian Patent No. EP 1 853 631 B1, issued March 09, 2016, to lapse on February 01, 2018, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 LV; Peregrine File Reference 4001.003252);

EP-MC, Monaco Patent No. EP 1 853 631 B1, issued March 09, 2016, to lapse on February 01, 2018, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 MC; Peregrine File Reference 4001.003271);

EP-NL, Dutch Patent No. EP 1 853 631 B1, issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 NL; Peregrine File Reference 4001.003259);

EP-SE, Swedish Patent No. EP 1 853 631 B1, issued March 09, 2016, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 SE; Peregrine File Reference 4001.003243);

EP-SI, Slovenian Patent No. EP 1 853 631 B1, issued March 09, 2016, to lapse on January 25, 2018, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 SI; Peregrine File Reference 4001.003247);

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Israeli Patent Number 184406, issued March 01, 2015, entitled “Constructs Binding to Phosphatidylserine, Compositions Containing Them And Uses Thereof” (UT SOUTHWESTERN File Reference UTSD:1784 IL; Peregrine File Reference 4001.003223);

Indian Patent Number 285554, issued July 24, 2017, to lapse on January 25, 2018, entitled “A Construct Comprising An Antibody Fc Region Operatively Attached to β2-Glycoprotein I Polypeptides and Compositions Thereof” (UT SOUTHWESTERN File Reference UTSD:1784 IN; Peregrine File Reference 4001.003263);

Japanese Patent Number 5127043, issued November 09, 2012, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 JP; Peregrine File Reference 4001.003205);

Japanese Patent Application Number 2012-57880, effective filing date January 24, 2006, now abandoned, entitled “Fc Fusion Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 JP-2 DIV; Peregrine File Reference 4001.003257);

New Zealand Patent Number 556065, issued August 13, 2009, entitled “Fc-Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 NZ; Peregrine File Reference 4001.003238);

Singapore Patent Application Number 200704601-4, effective filing date January 24, 2006, now abandoned, entitled “Fc-Fusion Constructs Binding to Phosphatidylserine and Their Therapeutic Use” (UT SOUTHWESTERN File Reference UTSD:1784 SG; Peregrine File Reference 4001.003244); and

Singapore Patent Number 158919, issued August 30, 2013, entitled “Constructs Binding to Phosphatidylserine and Their Use in Disease Treatment” (UT SOUTHWESTERN File Reference UTSD:1784 SG DIV; Peregrine File Reference 4001.003245).

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Schedule 2.2(c)

Unpublished Patent Applications

Beta-2 as a Biomarker for Bavituximab (including Beta-2 Assay)

1.               United States Provisional Application Number 62/400,589, filed September 27, 2016, now lapsed, entitled “Methods for Treating Cancer with Bavituximab Based on Levels of β2-Glycoprotein 1” (Peregrine File Reference 4015.000990);

2.                United States Provisional Application Number 62/406,727, filed October 11, 2016, now lapsed, entitled “Methods for Treating Cancer with Bavituximab Based on Levels of β2-Glycoprotein 1” (Peregrine File Reference 4015.000991);

3.                United States Provisional Application Number 62/480,994, filed April 03, 2017, now lapsed, entitled “Methods for Treating Cancer with Bavituximab Based on Levels of β2-Glycoprotein 1” (Peregrine File Reference 4015.000993);

4.                United States Provisional Application Number 62/507,580, filed May 17, 2017, now lapsed, entitled “Methods for Treating Cancer with Bavituximab Based on Levels of β2-Glycoprotein 1” (Peregrine File Reference 4015.000994);

5.                International Patent Application No. PCT/US2017/53370, filed September 26, 2017, entitled “Methods for Treating Cancer with Bavituximab Based on Levels of β2-Glycoprotein 1, and Assays Therefor” (Peregrine File Reference 4015.000910);

Bavituximab IO Combinations

6.               United States Provisional Application Number 62/481,064, filed April 03, 2017, entitled “Methods for Treating Cancer Using Bavituximab in Combination with Immuno-Oncology Agents” (Peregrine File Reference 4015.001290); and

7.               United States Provisional Application Number 62/507,545, filed May 17, 2017, entitled “Methods for Treating Cancer Using Bavituximab in Combination with Immuno-Oncology Agents” (Peregrine File Reference 4015.001291).

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